UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2011

DDi CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-30241

Delaware	061576013
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 N. Simon Circle, Anaheim, CA 92806
(Address of principal executive offices, including zip code)

714-688-7200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 30, 2011, DDi Corp., through its wholly-owned subsidiary DDi Global Corp. (the "Company"), entered into a Real Estate Sales Contract (the "Agreement") with Multi-Fineline Electronix, Inc. (the "Seller"), whereby, subject to certain conditions, the Seller has agreed to sell to the Company, and the Company has agreed to purchase from the Seller, an approximately 96,000 square foot building located in Anaheim, California (the "Building") for an aggregate purchase price of $7,500,000 (the "Purchase Price"). The Building consists of approximately two-thirds manufacturing space and one-third office space. The Company plans to relocate its corporate headquarters and Anaheim manufacturing operations to the Building during 2012.

Closing under the Agreement is expected to occur in January 2012, and is subject to certain conditions, including, among other things, the results of the environmental due diligence review being satisfactory to the Company and delivery of a title commitment for an extended coverage owner's title insurance policy. Accordingly, as of the date of this report, and until the closing of the transaction, there can be no assurance that the Company will acquire the Building.

Pursuant to the Agreement, the Company is required to pay the Purchase Price by making a $250,000 deposit (the "Earnest Money") into an escrow account, with the balance of the Purchase Price payable at the closing. The Agreement provides for certain termination rights for the Company and the Seller. The Company may terminate the Agreement (i) upon the Seller's failure to satisfy any of the Company's conditions to close prior to the closing; (ii) upon a breach of any representation or warranty of Seller prior to the closing; or (iii) if the sale and purchase of the Property is not consummated due to a breach or default of the Seller. If the Company terminates the Agreement on the occurrence of any of these events, the Earnest Money will be refunded to the Company. The Seller may terminate the Agreement if the sale and purchase of the Property is not consummated due to a breach or default of the Company. Upon such termination by the Seller, the Seller will retain the Earnest Money.

The Company anticipates paying the Purchase Price from cash on hand. As of September 30, 2011, the Company had approximately $28.4 million in cash.

Pursuant to the Agreement, the Company and the Seller will enter into an interim occupancy agreement, as of the closing date, providing for the terms under which the Seller will be permitted to continue to utilize a portion of the Building as its corporate headquarters for up to 6 months following the closing, in exchange for a license fee equal to $20,000 per month. During this time, the Company will have access to the Building to facilitate planning and construction of improvements on the Building.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDi CORP.

Date: January 04, 2012	By:	/s/ Kurt E. Scheuerman
Kurt E. Scheuerman
Vice President & General Counsel